Exhibit 16.1

April 8, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by GCT Semiconductor Holding, Inc. (f/k/a Concord Acquisition Corp III) under Item 4.01 of its Form 8-K dated April 4, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of GCT Semiconductor Holding, Inc. (f/k/a Concord Acquisition Corp III) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp